Exhibit 10.15

Argo Medical Technologies Ltd.

2006 STOCK OPTION PLAN

1	PURPOSES OF THE PLAN

The purposes of this Stock Option Plan (the “Plan”) are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, members of the board of directors of Argo Medical Technologies Ltd. (the “Company”), consultants and other service providers of the Company, its Controlling Company (as defined in Section 4 below) and its Subsidiaries (as defined in Section 4 below), and to promote the success of the Company and its Subsidiaries.

2	TYPES OF AWARDS.

The Plan is intended to enable the Company to issue Awards (as defined in Section 4 below) subject to Applicable Laws (as defined in Section 4 below) and to Section 3 below, including without limitation (i) Stock Options without a trustee pursuant and subject to the provisions of Section 102 of the Israeli Income Tax Ordinance (New Version) 1961 (the “Ordinance”), as amended and any regulations, rules, orders or procedures promulgated thereunder (the “Regulations”) including the Income Tax Regulations (Tax Relief for Issuance of Shares to Employees), 5763-2003 (the Ordinance and the Regulations being hereinafter referred to together as “Section 102) (such options, “Non Trustee 102 Stock Options”); (ii) Stock Options allocated to a Trustee (as defined in Section 4 below) under the capital gains track pursuant and subject to the provisions of Section 102 (such options, “102 Capital Gain Stock Options”); (iii) Stock Options allocated to a Trustee (as defined in Section 4 below) under the ordinary income track pursuant and subject to the provisions of Section 102 (such options, “102 Ordinary Income Stock Options”) (iv) Stock Options pursuant to Section 3(i) of the Ordinance (“3(i) Stock Options) (all Non Trustee 102 Stock Options, 102 Capital Gain Stock Options, 102 Ordinary Income Stock Options, 3(i) Stock Options each an “Option”, and collectively, the “Options”); Apart from issuance under the relevant tax regimes in the State of Israel, the Plan contemplates issuances to Grantees (as defined in Section 4 below) in other jurisdictions with respect to which the Administrator (as defined in Section 4 below) is empowered to make the requisite adjustments in the Plan and set forth the relevant conditions in the Company’s agreement with the Grantee in order to comply with the requirements of the tax regimes in said jurisdictions.

The Plan contemplates the issuance of Awards by the Company, both as a private company and as a publicly traded company.

3	THE ELECTION

It is clarified, that, with regard to Trustee Stock Options (as defined in Section 4 below), although this Plan enables the Company to grant both types of Trustee Stock Options during the Term of the Plan (as defined in Section 9 below), the Company must choose between granting 102 Capital Gain Stock Options and 102 Ordinary Income Stock Options (the “Election”) at any given time during the Term of the Plan. The Company is entitled to change such Election only after the passage of at least twelve (12) months from the end of the year in which the first grant was made in accordance with the previous Election. Until the Election is changed all Trustee Stock Options shall be issued either as 102 Capital Gain Stock Options or as 102 Ordinary Income Stock Options in accordance with the Election.

4	DEFINITIONS

For the purposes of this ““Plan, the following terms shall have the following meanings:

(a)	“Administrator” means the Board or any of its committees as shall be appointed by the Board to administer the Plan, in accordance with Section 6 hereof.

(b)	“Adoption Date” means the later of the date on which the Board adopted this Plan and the date the Plan was approved by the Company’s shareholders, if such approval is necessary under Applicable Laws.

(c)	“Applicable Laws” means the requirements relating to the adoption of and the administration of stock option plans under the relevant laws and regulations of the State of Israel, any stock exchange or quotation system on which the Shares may be listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan, as well as the Articles of Association of the Company.

(d)	“Articles of Association” means the articles of association of the Company as amended from time to time and all shareholders rights agreements, as amended from time to time, entered or to be entered into by the Company and/or its Shareholders.

(e)	“Award” shall mean any Option granted to a Grantee under the Plan.

(f)	“Award Agreement” means a written agreement between the Company and a Grantee evidencing the terms and conditions of an individual Award grant, as further specified in Section 8.

(g)	“Award Share” means a Share subject to an Award.

(h)	“Board” means the board of directors of the Company.

(i)	“Cause” means: (i) any action by a Grantee involving willful malfeasance or a willful breach of a Grantee’s fiduciary duties in connection with such Grantee’s employment or engagement with the Company, the Controlling Company or with any Subsidiary; (ii) the conviction of a Grantee in a court of law of, or a guilty plea by the Grantee to, a felony or a fraud or any other similar act; (iii) substantial and continuing refusal or neglect by a Grantee to perform the duties requested of such Grantee (including without limitation, observance of policies relating to confidentiality and reasonable workplace conduct) provided such duties are expected to be performed by a person engaged in a similar capacity (other than as a result of death, illness or other objective incapacity), which refusal or neglect continues for a period of ten days after written notice thereof is provided to the Grantee from the Company, the Controlling Company or from a Subsidiary; (iv) an act of moral turpitude, or any similar act, to the extent that such act causes or may cause injury to the reputation of the Company, the Controlling Company or any Subsidiary; (v) any other act or omission which, in the reasonable opinion of the Company, could materially financially harm the Company, Controlling Company or Subsidiary or harm the business reputation of the Company, Controlling Company or any Subsidiary; (vi) any other circumstance deemed by law to constitute termination for cause; or (vii) termination of a Grantee’s employment for cause in accordance with provisions of his or her employment agreement or engagement agreement, if any, with the Company, the Controlling Company or the relevant Subsidiary.

(j)	“Committee” means a committee of directors appointed by the Board.

(k)	“Consultant” means any person who is engaged by the Company, the Controlling Company or a Subsidiary to render consulting or advisory services to the Company or a Subsidiary.

(l)	“Controlling Company” means a company that has ‘control’ (as that term is defined in the Securities Law 5725-1968) over the Company.

(m)	“Effective Date” means the date on which the Award Agreement is signed by the Company and the Grantee. The “Effective Date” of Trustee Stock Options shall be the date on which such Trustee Stock Options are allocated to the Trustee.

(n)

“Employee” means any person employed by the Company, the Controlling Company or any Subsidiary, or any person who is engaged as an officer of the Company, the Controlling Company or any Subsidiary, who is not a “controlling party”, as defined in section

32 (i) of the Ordinance, prior to and after the issuance of the Awards. A person employed by the Company, the Controlling Company or any Subsidiary shall not cease to be an Employee for the purposes of the Plan in the case of (i) any leave of absence approved by the Company, the Controlling Company or any Subsidiary or, (ii) transfers of the place of such person’s employment between different locations of the Company or, (iii) transfer of such person’s employment among the Company, the Controlling Company, a Subsidiary and any successor.

(o)	“Exercise Date” means the date on which the Grantee exercises Awards, subject to the compliance with all of provisions set out in Section 11 of this Plan.

(p)	“Exercise Price” means the amount stipulated in the Award Agreement, to be paid by the Grantee to the Company in order to exercise an Award into an Award Share.

(q)	“Grantee” means the holder of an outstanding Award granted under the Plan.

(r)	“Merger or Acquisition” shall mean (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation); or (ii) a sale of all or substantially all of the assets of the Company (including, for purposes of this Section, intellectual property rights which, in the aggregate, constitute substantially all of the Company’s material assets); unless in each case, the Company’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity; or (iii) the transfer of more than fifty percent (50%) of the voting power of the Company to an unrelated third party pursuant to a transaction or series of related transactions.

(s)	“Purchaser” means the Company (if and as permitted by law), the Controlling Company and any Subsidiary and/or any other person or entity designated for this purpose by the Company.

(t)	“Service Provider” means an Employee or a Consultant.

(u)	“Share” means a share of the Company’s non-voting “B” ordinary shares having a par value of NIS 0.01.

(v)	“Subsidiary” when used in respect of the Company, means any company other than the Company, whether now or hereafter existing, in an unbroken chain of companies beginning with the Company if at the time of granting of the Awards each of the companies other than the last company in an unbroken chain owns shares possessing 50 percent or more of the total combined voting power of all classes of shares in one of the other companies in such chain; when used in respect of any other entity, means a corporation, partnership, limited liability company, or other entity of which such entity directly or indirectly owns or controls (i) a majority of the voting securities; or (ii) interests that are sufficient to elect or appoint a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity.

(w)	“Tax Authorities” means the Israel Income Tax Authority.

(x)	“Tax Officer” means the official of the Tax Authorities vested with powers pursuant to the Ordinance.

(y)	“Trustee” means a person or entity appointed by the Board or the Committee and approved by the Tax Officer to hold Trustee Stock Options on behalf of the Grantee according to the conditions set forth in Section 102.

(z)	“Trustee Stock Options” means all 102 Capital Gain Stock Options and 102 Ordinary Income Stock Options.

(aa)	“Vesting Schedule” has the meaning set forth in Section 8(d).

5	AUTHORIZED SHARES

(a)	Awards may be granted under the Plan, subject to the provisions of Section 16(a) of the Plan, for up to an aggregate of 3,448 Shares. The Awards may be granted at any time, during a period of five (5) years beginning on the Adoption Date.

(b)	Trustee Stock Options may be granted after the passage of thirty days (or a shorter period if and when approved by the Tax Authorities) following the delivery by the Company to the Tax Authorities of a request for approval of the Plan and the Trustee according to Section 102.

(c)	Notwithstanding the above, if within ninety (90) days of delivery of the abovementioned request, the Tax Officer notifies the Company of the Tax Authorities’ decision not to approve the Plan, the Awards that were intended to be granted as a Trustee Stock Options shall be deemed to be Non Trustee 102 Stock Options, unless otherwise approved by the Tax Officer.

(d)	If an Award expires, is cancelled or otherwise becomes unexercisable without having been exercised in full, the unexercised, canceled or terminated Award Shares which were subject thereto shall (unless the Plan shall have been terminated) become available for future grant under the Plan; provided, however, that Award Shares that have actually been issued under the Plan at such time shall not become available for future grant under the Plan.

(e)	The number of Shares that are subject to Awards under the Plan shall not exceed the number of Shares reserved for the grant of Awards that then remain available for issuance under the Plan. The Company, during the Term of the Plan, shall at all times reserve and keep available a sufficient number of Shares to satisfy the requirements of the Plan. The Board may, at any time during the Term of the Plan, increase the number of the Awards available for grant under the Plan. Such increase must be approved by the Company’s shareholders if so required under the Applicable Laws.

6	ADMINISTRATION

(a)	Procedure. The Plan shall be administered by the Board or a Committee either constituted in order to administer the Plan or whose duties are extended to include the administration of the Plan. The Board may appoint and disband the Committee at any time and from time to time as the Board, in its sole discretion, sees fit. The Committee will hold its meetings at such times and places as it may determine and will maintain written minutes of its meetings.

(b)	Powers of the Administrator. Subject to the terms and conditions of the Plan, and in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities and Applicable Laws, the Administrator shall have the authority, in its discretion:

(i)	to select the Service Providers to whom Awards may from time to time be granted hereunder, and to grant Awards to them. This authority shall be granted solely to the Board, which will take into consideration the recommendations of the Committee;

(ii)	to determine, from time to time, the type of Awards to be granted to eligible Employees under the Plan,

including the determination of which Employee will receive Non Trustee 102 Stock Options and, subject to the Election pursuant to Section 3 and the provisions of Section 7 below, which Employee will receive 102 Capital Gain Stock Options and/or 102 Ordinary Income Stock Options , and to prescribe the terms and conditions (which need not be identical) of Awards granted under the Plan to such persons;

(iii)	to approve forms of the Award Agreements for use under the Plan;

(iv)	to determine the terms and conditions of any Award granted hereunder, including, without limitation, the Vesting Schedule and the vesting conditions on whose fulfillment vesting will occur;

(v)	to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Company with respect to the Plan, including but not limited to prescribing, amending and rescinding any provisions related to the Plan;

(vi)	to amend any outstanding Award, subject to Section 17 hereof, and to accelerate the vesting or extend the exercisability of any Award and to waive conditions or restrictions on any Award, to the extent it shall deem appropriate, provided that this authority shall be granted to the Board, and only subject to its prior approval to the Committee which approval shall specifically state the number and identity of Grantees with respect to whose rights the Committee will have authority to act in accordance with this Subsection;

(vii)

to allow Grantees to satisfy withholding tax obligations by electing to have the Company, if permitted under Applicable Laws, withhold from the Award Shares to be issued upon exercise of an Award that number of Award Shares having a value equal to the minimum statutory withholding amount. The value of the Award Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by Grantees to have Award Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable and after consolation with the Company’s legal counsel; and

(viii)	to construe and interpret the terms of the Plan, the Award Agreements and Awards.

(c)	Committee Composition. The Board may fill all vacancies, however caused, in the Committee. The Board may from time to time appoint additional members to the Committee, and may at any time remove one or more Committee members and substitute others.

(d)	Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Grantees. Each member of the Board and the Committee shall be indemnified and held harmless by the Company against any cost or expense (including fees of counsel) reasonably incurred by him, or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member’s own fraud or bad faith, to the extent permitted by Applicable Laws. Such indemnification shall be in addition to any rights of indemnification the member may have as director or otherwise under the Articles of Association of the Company, any agreement or otherwise.

7	ELIGIBILITY

(a)	General. Awards may be granted to Service Providers as defined in this Plan. Non Trustee 102 Stock Options and Trustee Stock Options may be granted only to Employee Grantees who are Israeli residents or are deemed to be Israeli residents for purposes of taxation, and to members of the Board, and shall be granted subject to the Ordinance.

(b)	3(i) Stock Options may be granted only to Service Providers who are Israeli residents or are deemed to be Israeli residents for purposes of taxation, who are not Employees, and to Employees who are deemed a “controlling party” as defined in Section 32 (i) of the Ordinance.

(c)

Continuing Relationship. The Plan and the Award Agreements shall not confer upon any Grantee any right with respect to continuing the Grantee’s relationship as a Service Provider with the Company, the Controlling Company or a Subsidiary, nor shall it interfere in any way with his right or the Company’s right, the Controlling Company’s right or the right of a Subsidiary, to terminate such relationship at any time, with or without Cause.

8	AWARD AGREEMENTS

(a)	Entitlement to an Award. A Service Provider will be entitled to an Award only if such Award is granted to the Service Provider by the Administrator and an Award Agreement is signed between the Company and the Service Provider. Subject to the terms and conditions of the Plan, each Award Agreement shall contain provisions as the Administrator shall from time to time deem appropriate. Award Agreements need not be identical, but each Award Agreement shall include, by appropriate language, the substance of the applicable provisions set forth herein, and any such provision may be included in the Award Agreement by reference to the Plan. Unless otherwise defined specifically in the Award Agreement and approved by the Board, in the case of a conflict between the terms of any Award Agreement and the Plan, the terms of the Plan shall govern in all cases.

(b)	Number of Shares. Each Award Agreement shall state the number of Award Shares to which the Awards relates.

(c)	Type of Award. Each Award Agreement shall specifically state the type of Awards granted thereunder and whether they constitute Non Trustee 102 Stock Options, 102 Capital Gain Stock Options, 102 Ordinary Income Stock Options, 3(i) Stock Options, or otherwise.

(d)	Exercise Price. Each Award Agreement shall state the Exercise Price of the Award Shares to which the Award relates. The Exercise Price shall be subject to adjustment as provided in Section 16 hereof.

(e)

Term and Vesting of Options. Each Award Agreement shall provide the schedule according to which such Awards may be exercised (“Vesting Schedule”). The Vesting Schedule for the Awards will be determined by the Administrator, provided that (to the extent permitted under Applicable Laws) the Administrator, in its absolute discretion, shall have the authority, subject to Section 6(b)(vi) above, to accelerate the vesting of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. If and to the extent that Awards have vested in accordance with the Vesting Schedule, Awards may be exercised into Award Shares within ten years from the Effective Date unless an Initial Public Offering of the Company’s shares (an “IPO”) takes place prior to the tenth anniversary of the Effective

Date, in which case Awards may be exercised into Award Shares within two years from the IPO (the “Exercise Period”), unless otherwise determined by the Administrator (to the extent permitted under Applicable Laws and this Plan). The Exercise Period shall be subject to earlier termination as provided in Section 11 hereof.

(f)	The Rights of Grantee as a Shareholder. No Award Share issued upon exercise of an Award shall entitle the holder thereof to vote at any meeting of the shareholders of the Company. All Award Shares issued upon exercise of Awards shall entitle the holder thereof to receive dividends and other distributions in relation thereto, if any, granted to all holders of common stock in their capacity as such holders of common stock.

(g)	Other Provisions. The Award Agreements evidencing Awards under the Plan shall contain such other terms and conditions not inconsistent with the Plan as the Administrator may determine.

9	TERM OF THE PLAN

(a)	Entry into Effect. The Plan shall become effective upon the Adoption Date. The Plan shall continue in effect during the Exercise Period, unless terminated sooner under Section 17 of the Plan (the “Term of the Plan”).

(b)	Expiration. Unless otherwise stated in the Award Agreement, each Award shall expire on the tenth anniversary of the Effective Date unless an Initial Public Offering of the Company’s shares (an “IPO”) takes place prior to the tenth anniversary of the Effective Date, in which case each Award shall expire two years from the IPO.

(c)	Exercise. The Awards granted will be exercisable into Award Shares of the Company according to the Vesting Schedule set forth in the Award Agreement or in this Plan.

(d)	Exercise Price. The Exercise Price per Award Share subject to each Award Agreement shall be determined by the Administrator, provided however, that such Exercise Price shall not be less than the par value of the share into which such Option is exercisable.

(e)

Transfer. No Award granted hereunder shall be transferable by the Grantee other than by testamentary disposition or by the laws of descent and distribution. Awards may be exercised during the Grantee’s lifetime only by the Grantee, or his guardian or legal representative. Award Shares acquired upon exercise of the

Awards shall be subject to such restrictions on transfer as are generally applicable to ordinary shares of stock of the Company in accordance with the Articles of Association. Without derogating from any other provision in this Plan, it is expressly clarified that no transfer of Award Shares shall become effective unless the Grantee has delivered to the Company a written notice thereof, together with a confirmation in writing by any transferee of the Award Shares that the transferee is bound by all terms and conditions of this Plan and the Award Agreement. In case of transfer of the Award Shares after the death of the Grantee, the transfer shall become effective only after the transferee delivers such a written confirmation.

(f)	Restrictions on Transfer of Awards Shares.

(i)	Securities Law Restrictions. Regardless of whether the offering and sale of Award Shares under the Plan have been registered under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or have been registered or qualified under the securities laws of any state or other laws of any other jurisdiction, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Award Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law.

(ii)

Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act or equivalent law in another jurisdiction, including an IPO, the Grantee shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any Award or other contract for the purchase of, purchase any or contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Award Shares acquired under this Agreement without the prior written consent of the Company or its underwriters. Such restriction (the

“Market Stand-Off”) shall be in effect for such period of time following the date of the final prospectus for the IPO as may be requested by the Company or such underwriters. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Award Shares subject to the Market Stand-Off, or into which such Award Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Award Shares acquired under this Plan until the end of the applicable stand-off period. The Company’s underwriters shall be beneficiaries of the agreement set forth in this Subsection. This Subsection shall apply to Award Shares held by Grantees registered in the public offering under the Securities Act or equivalent law in another jurisdiction, only if the directors and officers of the Company are subject to similar arrangements.

10	CONDITIONS UPON ISSUANCE OF AWARD SHARES

(a)	Legal Compliance. Award Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award, the method of payment and the issuance and delivery of such Award Shares shall comply with Applicable Laws (namely Section 102 for Non Trustee 102 Stock Options and Trustee Stock Options) and shall be further subject to the approval of legal counsel of the Company with respect to such compliance.

(b)	Investment Representations. As a condition to the exercise of an Award, the Administrator may require the person exercising such Award to represent and warrant at the time of any such exercise that the Award Shares are being purchased only for investment purposes and without any present intention to sell or distribute such Award Shares if, in the opinion of legal counsel for the Company, such a representation is in the best interests of the Company.

11	METHOD OF EXERCISE

(a)	Procedure for Exercise and Rights as a Shareholder. Any Award granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator or set forth in the Award Agreement with respect to Employee Grantees and unless the Administrator provides otherwise, the vesting periods of Awards granted hereunder shall interrupted for the period of any unpaid leave of absence other than leave which according to the law does not impair employment continuity.

The Grantee may deliver to the Company on any business day a written notice stating the number of Award Shares the Grantee then desires to purchase, and each Award shall be deemed exercised only when the Company receives: (i) such written notice of exercise (in accordance with the Award Agreement) from the Grantee entitled to exercise the Award, and (ii) full payment for the Award Shares with respect to which the Award is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by Applicable Laws, the Award Agreement and the Plan. Award Shares issued upon exercise of an Award shall be issued in the name of the Grantee or in the name of the Trustee in the case of Trustee Stock Options. Until the Award Shares are issued (as evidenced by the appropriate entry in the books of the Company or of a duly authorized transfer agent of the Company), no right to vote at any meeting of the shareholders of the Company or to receive dividends or any other rights as a shareholder shall exist with respect to the Award Shares, notwithstanding the exercise of the Award, nor shall the Grantee be deemed to be a class of shareholders or creditors of the Company. Without derogating from the above, following the issuance of Award Shares, as stated above, no right to vote at any meeting of the shareholders of the Company shall exist with respect to the Award Shares. Upon the exercise of an Award, the Company shall issue (or cause to be issued) such Award Shares promptly (up to 30 days) after the Exercise Date. If any law or regulation requires the Company to take any action with respect to the Award Shares specified in such notice before the issuance thereof, then the date of their issuance shall be delayed for the period necessary to take such action.

Exercise of an Award in any manner shall result in a decrease in the number of Award Shares thereafter available for vesting under the Award by the number of Award Shares in respect of which the Award is exercised.

(b)

Termination of Relationship with a Grantee. If a Grantee ceases to be a Service Provider, for whatsoever reason, at any time during the six (6) month period immediately following the Effective Date, such Grantee will immediately lose all and any rights in and to the Awards. Except as provided in this Subsection and Subsections (c) through (g) below, an Award may not be exercised unless the Grantee is a Service Provider of the Company, the Controlling Company or a Subsidiary on the Award Exercise Date. If a Grantee ceases to be a Service Provider, other then in cases as specified in

Subsections (c) through (g) below, the Grantee may exercise any vested Award on the date of service termination within a period of ninety (90) days following the Grantee’s service termination (but in no event later then the expiration date of the term of such Award as set forth in Section 9 above or in the Plan). In addition, the Grantee will be entitled to exercise a portion of the Awards included in the next due Award installment, relative to the number of service months elapsed (rounded downwards) since the later of the vesting date of the previous installment or the Effective Date, whichever is the later, compared to the total number of months (rounded downwards) between the vesting date of the previous installment or the Effective Date (as appropriate) and the vesting date of the next due Award installment (the “Additional Portion”). The Board, considering the recommendations made by the Administrator, is authorized to approve the exercise of additional Awards. If the Grantee dies during this ninety (90) day period, his rights according to this Subsection 11(b) shall be transferred to the Grantee’s estate or to the person who acquires the right to exercise the Awards by bequest or inheritance, who will be allowed to exercise such vested Awards and the Additional Portion, during a period of six months from the date of death. Unless otherwise determined by the Administrator, on the date of service termination, any remaining unvested portion, with the exception of any Additional Portion, shall not be exercisable and the Award Shares covered by the unvested portion of the Awards shall revert to the Plan.

(c)	Dismissal. In case of dismissal of an Employee, such Employee Grantee will be entitled to exercise, within ninety (90) days of the date of employment termination (but in no event later then the expiration date of the term of such Award as set forth in Section 9 above or in the Plan), any vested Award, and, in addition, but only if the dismissal occurs at least twelve (12) months subsequent to the Employee Grantee’s commencement of employment with the Company, the Employee Grantee will be entitled to exercise the Additional Portion, as long as the Grantee was not dismissed for Cause. The Board, considering the recommendations made by the Administrator, is authorized to approve the exercise of additional Awards. If and to the extent, after employment termination, the Grantee does not exercise within the time specified by the Award Agreement, the Plan or the Administrator, the Awards to which he is eligible, then such Awards shall terminate, and the Award Shares covered by such Awards shall revert to the Plan.

(d)	Dismissal for Cause. In the event of termination of relationship with a Service Provider for Cause, the Service Provider’s right to exercise vested Awards shall terminate immediately upon such termination, and all such Awards shall be forfeited without any payment being due. In addition, the Purchaser will be entitled to repurchase, within twelve months of such termination, any or all of the Award Shares resulting from the exercise of any Awards prior to the date of the repurchase. The price paid for each Award Share will be determined by the Administrator, in its sole discretion, but shall not be less than the par value of the Shares being repurchased.

(e)	Disability of a Grantee. If an a Grantee ceases to be an Employee or Service Provider as a result of a physical or mental impairment, which has lasted or is expected to last for a continuous period of not less than six (6) consecutive months or an aggregate of six (6) months in any twelve-month period and which causes the Grantee’s total and permanent inability to engage in any substantial gainful activity (“Disability”), the Grantee may exercise his Awards within twelve (12) months of the date of service termination, to the extent the Award is vested on the date of service termination, but in no event later than the expiration date of the term of such Awards as set forth in Section 9 above or in the Award Agreement. In addition, such an Employee Grantee will also be entitled to exercise Awards included in the next installment which has not yet vested as of the date of service termination. If and to the extent, after service termination, the Awards are not exercised within the time specified herein, the Awards shall terminate, and the Award Shares covered by such Awards shall revert to the Plan.

(f)	Death of an Employee Grantee. If an Employee Grantee dies while considered an Employee, the vested Awards, as well as Awards included in the next installment may be exercised within twelve (12) months following the Grantee’s death, (but in no event later than the expiration date of the term of such Awards as set forth in Section 9 above or in the Award Agreement) by the Grantee’s estate or by a person who acquires the right to exercise the Awards by bequest or inheritance. If the Awards are not so exercised within the time specified herein, the Award shall terminate, and the Award Shares covered by such Awards shall revert to the Plan.

(g)	Retirement of an Employee Grantee. In the event of an Employee Grantee’s retirement, at the age of 65 years for a man and 60 years for a woman, the Employee Grantee will be entitled to exercise, within twelve (12) months of such retirement (but in no event later than the expiration date of the term of such Award as set forth in Section 9 above or in the Award Agreement), any vested Awards in addition to the Additional Portion. If the Awards are not so exercised within the time specified herein, the Awards shall terminate, and the Award Shares covered by such Awards shall revert to the Plan.

12	PAYMENT OF EXERCISE PRICE

Payment of Exercise Price may be made in such form as shall be acceptable to the Administrator in its sole discretion and, if the Administrator so consents, may consist entirely of (i) cash, (ii) check, or (iii) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

13	TRUSTEE STOCK OPTIONS

(a)	Options granted pursuant to this Section 13 are intended to constitute Trustee Stock Options subject to Section 102, the general terms and conditions specified the Plan, except for said provisions of the Plan applying to Awards under a different tax law or regulations.

(b)	Trustee Stock Options shall be granted either as 102 Capital Gain Stock Options or 102 Ordinary Income Stock Options according to the Election and subject to the provisions in Section 3 above.

(c)	Anything herein to the contrary notwithstanding, all Trustee Stock Options granted under this Plan shall be granted by the Company to a Trustee designated by the Administrator and the Trustee shall hold each such Award and the Award Shares issued upon exercise thereof in trust for the benefit of the Grantee in respect of whom such Award was granted. All certificates representing Award Shares issued to the Trustee under the Plan shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Award Shares are released from the trust.

(d)	With regard to 102 Capital Gains Stock Options and 102 Ordinary Income Stock Options, the Awards or the Award Shares and all rights related to them, including bonus shares, will be held by the Trustee for a period of at least twenty-four (24) months and twelve (12) months, respectively, from the date the Options was Granted or a shorter period as approved by the tax authorities (the “Lock-up Period”), in accordance with the provisions of Section 102.

(e)	In accordance with the provisions of Section 102, the Grantee is prohibited from selling the Awards or the Awards Shares, until the end of the Lock-up Period. If the Employee voluntarily sells the Awards or the Awards Shares before the end of the Lock-up Period, the provision of Section 102, relating to non-compliance with the Lock-up Period, will apply.

(f)	Anything to the contrary notwithstanding, the Trustee shall not release any Awards which were not already exercised into Award Shares by the Grantee nor release any Award Shares issued upon exercise of the Award, prior to the full payment of the Exercise Price and Grantee’s tax liability arising from Trustee Stock Options which were granted to the Grantee and Awards Shares issued upon exercise of such Trustee Stock Options. Upon receipt of the Award, or earlier, the Grantee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed under the Plan and in respect of any Award granted or Award Share issued to him thereunder.

(g)	Trustee Stock Options may only be granted to Employees and members of the Board (subject to approval of the Plan by the Tax Authorities).

14	3(i) STOCK OPTIONS

(a)	Options granted pursuant to this Section 14 are intended to constitute 3(i) Stock Options and shall be subject to the general terms and conditions specified in the Plan, except for said provisions of the Plan applying to Awards under a different tax law or regulations.

(b)	3(i) Options may not be granted to Employees or members of the Board.

(c)	The 3(i) Stock Options which shall be granted pursuant to the Plan may be issued to a trustee appointed by the Administrator.

15	NON TRUSTEE 102 STOCK OPTIONS

(a)	Options granted pursuant to this Section 15 are intended to constitute Non Trustee 102 Stock Options and shall be subject to the general terms and conditions specified the Plan, except for said provisions of the Plan applying to Awards under a different tax law or regulations.

(b)	Non Trustee 102 Stock Options may only be granted to Employees and members of the Board.

(c)	The Non Trustee 102 Stock Options which shall be granted pursuant to the Plan may be issued to a trustee appointed by the Administrator.

(d)	If the Grantee’s employment with the Company is terminated for any reason, the Grantee will be obligated to provide the Company, to its satisfaction and subject to its sole discretion, with a security or guarantee to cover any future tax obligation resulting from the disposition of the Awards or the Award Shares.

16	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR MERGER

(a)	Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Award Shares covered by or underlying each outstanding Award and the number of Award Shares which have been authorized for issuance under the Plan but as to which no Awards have been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the Exercise Price per Share of each such outstanding Award shall be appropriately adjusted in the case of any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, recapitalization, combination or reclassification of the Shares, rights issues or any other increase or decrease in the number of issued Shares in each case effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Award Shares subject to an Award.

(b)	Dissolution or Liquidation. It is hereby clarified that in the event of dissolution or liquidation of the Company, the Company shall have no obligation to notify the Grantee of such event and any Awards that have not been previously exercised, will terminate immediately prior to the consummation of such proposed action.

(c)	Voluntary Liquidation. Notwithstanding Subsection (b) above, in the event of a voluntary liquidation of the Company, which is not considered a Merger or Acquisition, the Administrator shall notify each Grantee as soon as practicable, but not less than seven (7) working days, prior to the effective date of such proposed transaction. The Grantee will have the right to exercise his or her vested Awards within five (5) working days from receipt of such notice but in any case not later then the effective date of such transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action, unless the Board has authorized a longer period to exercise vested Awards to certain Grantees.

(d)	Merger or Acquisition. In the event of a Merger or Acquisition, each outstanding Award shall be assumed or an equivalent Award substituted by the successor company or a parent or Subsidiary of the successor company. In the case of such assumption or substitution of Awards, appropriate equitable adjustments shall be made in the Exercise Price to reflect such action, and all other terms and conditions of the Award Agreements, such as the vesting dates, shall remain in force, all as will be determined by the Board whose determination shall be final.

The Administrator shall determine, in its discretion, the proper exchange ratio of the Awards and the fair value of such Awards for purposes of such substitution. The Administrator shall be authorized to accelerate the vesting date of any or all Awards and shall be authorized to make all necessary adjustments in the terms of the Awards and the substituted Awards (including, without limitation, adjustments in the Exercise Price) that are fair under the circumstances.

In the event that the successor company refuses to assume or substitute for the Awards, the Grantee shall retain the right to accelerated the vesting dates and to exercise all vested and Unvested Awards and the Unvested Awards then covered by the Option Agreement shall be deemed exercisable upon the closing of the Transaction,. and the Administrator shall notify the Grantee in writing that such Awards shall be exercisable for a period not less than fifteen days from the date of such notice, and the Awards shall terminate upon the expiration of such period.

For the purposes of this Section 16(d), Awards shall be considered assumed if, following the Merger or Acquisition, the Award (or substitute award) confers upon the Grantee the right to purchase or receive, for each Share of Award Shares for which the Award was exercisable immediately prior to the Merger or Acquisition, the pro rata consideration (whether shares, stock options, cash, or other securities or property) received in the Merger or Acquisition by holders of Shares for each Share held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Merger or Acquisition is not solely common shares (or their equivalent) of the successor company or its parent, the Administrator may, with the consent of the successor company, provide for the consideration to be received upon the exercise of the Award, for each Share of Award Shares, to be solely common shares (or their equivalent) of the successor company or its parent equal in fair market value to the per share consideration received by holders of a majority of the outstanding shares in the Merger or Acquisition, and provided further that the Administrator may determine, in its sole discretion, that in lieu of such assumption or substitution of Awards for awards by the acquiring corporation or its parent or subsidiaries, such Awards will be substituted for by any other type of asset or property including cash which is fair under the circumstances.

(e)	Bring-Along. Award Shares acquired upon exercise of the Awards may be subject to “bring-along” provisions in the Articles of Association. In the event that the Award Shares acquired upon exercise of the Awards are not subject to “bring-along” provisions in the Articles of Association, then at any time prior to an IPO, in the event that (i) one or more bona fide offers (the “Offeror”) is made to purchase Shares comprising at least eighty percent (80%) of the Company’s issued and outstanding common stock on an as-converted to common stock basis (the “Threshold Percent”), (ii) such sale is conditioned upon the sale of Shares of the Company at the Threshold Percent, and (iii) all shareholders, with the exception of the Grantees under this Plan (the “Proposing Shareholders”) propose to sell all of their Shares to such Offeror, then the Grantees shall be required, if so demanded by the Proposing Shareholders, to sell all Award Shares acquired by the Grantees pursuant to this Plan to such Offeror at the same price and under the same terms and conditions as in the offer made to the Proposing Shareholders up to the Threshold Percent. Should the Offeror purchase less than 100% of the Company’s Shares, the number of Shares purchased by the Offeror in excess of those sold by the Proposing Shareholders will be divided proportionally between the Grantees. In the event that the Threshold Percent is met, any sale, assignment, transfer, pledge, hypothecation, mortgage, disposal or encumbrance of Award shares by the Grantee other then in connection with the proposed acquisition shall be absolutely prohibited.

(f)	Other Restrictions. It is hereby clarified that Award Shares acquired upon exercise of the Awards will be subject to all restrictions and limitations to which any other classes of shares of the Company are or may become subject pursuant to the Articles of Association of the Company.

17	AMENDMENT AND TERMINATION OF THE PLAN

(a)	Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b)	Shareholder Approval. The Board shall obtain shareholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

(c)	Effect of Amendment or Termination. Without derogating from any other provisions of this Plan, any amendment, alteration, suspension or termination of the Plan that the Administrator finds,

at its discretion, as impairing the legitimate rights of any Grantee, shall be made in a mutual agreement between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination and the terms of the Plan shall continue to be in effect with regard to any Awards and Award Shares granted pursuant to it. Notwithstanding the foregoing, the Board may exercise its authority under Section 16 without the consent of Grantees.

18	INABILITY TO OBTAIN AUTHORITY

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any Award Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Award Shares as to which such requisite authority shall not have been obtained.

19	RESERVATION OF SHARES

The Company, during the Term of the Plan, shall at all times reserve and keep available and authorized for issuance such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

20	NO OBLIGATION TO CONTINUE EMPLOYMENT WITH THE EMPLOYEE

None of the Plan, the Award Agreement, or the grant of Awards to a Grantee, shall impose any obligation on the Company, the Controlling Company or any Subsidiary to continue the employment or the engagement of a Service Provider.

21	GOVERNING LAW

This Plan and all instruments issued thereunder or in connection therewith, including without limitation the Award Agreements, (each an “Instrument”), shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of Israel.

22	DISPUTES

Any dispute or disagreement which may arise under or in relation to the interpretation or administration of this Plan or any Instrument shall be settled by the Administrator, in its sole discretion and judgment. Any such determination by the Administrator shall be final and shall be binding and conclusive for all purposes.

23	JURISDICTION

Without derogating from the provisions of Section 22 above, any other disputes arising under or in connection with the Plan or any Instrument shall be resolved exclusively by the courts of the State of Israel at Haifa, to whose jurisdiction the Grantee and the Company do hereby submit unconditionally.

24	TAX CONSEQUENCES

If the Administrator shall so require, as a condition of exercise of an Award, the release of Award Shares by the Trustee or the expiration of the Lock-up Period (each a “Tax Event”), each Grantee shall agree that, no later than the date of the Tax Event, he will pay to the Company or make arrangements satisfactory to the Administrator and the Trustee (where relevant) regarding payment of any applicable taxes of any kind required by law to be withheld or paid upon the Tax Event. To the extent approved by the Administrator and permitted by law, a withholding obligation may be satisfied by the withholding or delivery of Award Shares.

ALL TAX CONSEQUENCES UNDER ANY APPLICABLE LAW WHICH MAY ARISE FROM THE GRANT OF ANY AWARDS, OR IN THE CASE OF AN OPTION, FROM ITS EXERCISE, FROM THE SALE OR DISPOSITION OF THE AWARD SHARES OR FROM ANY OTHER ACT OF THE GRANTEE IN CONNECTION WITH THE FOREGOING SHALL BE BORNE SOLELY BY THE GRANTEE, AND THE GRANTEE SHALL INDEMNIFY THE COMPANY, AND THE TRUSTEE, AND SHALL HOLD THEM HARMLESS AGAINST AND FROM ANY LIABILITY FOR ANY SUCH TAX OR PENALTY, INTEREST OR INDEXATION THEREON OR THEREUPON.

With respect to Trustee Stock Options, the Trustee shall hold such Trustee Stock Options throughout their existence, and shall hold the Awards or the Award Shares until the payment of all applicable taxes by the Grantee subject to that the Trustee is satisfied that the payment is sufficient and necessary for the discharge of such Grantee’s tax obligations with respect to such Awards or Award Shares. While holding the Award Shares, the Trustee will be responsible for transferring to the Grantees any notice provided by the Company to its shareholders. Subject to fulfillment of all their obligations, Grantees will be entitled to instruct the Trustee to act on their behalf in utilizing the rights of their Award Shares and the Trustee shall be obliged to so act.

25	PROVISIONS FOR FOREIGN PARTICIPANTS

The Board may, without amending the Plan, modify Awards granted to participants who are foreign nationals or employed outside Israel to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefits or other matters.

26	NON-EXCLUSIVITY OF THE PLAN

This Plan shall not be construed as creating any limitations on the powers of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable,

including without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

    Adopted by the Board of Directors of the Company:

29 November 2006